UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2021

INOGEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36309	33-0989359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

326 Bollay Drive, Goleta, CA		93117
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 562-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INGN	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On February 12, 2021, Scott Beardsley notified Inogen, Inc. (“the Company”) of his resignation as a member of the Board of Directors (the “Board”) of the Company, the Compensation Committee of the Board (the “Compensation Committee”), and the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), effective immediately. Mr. Beardsley’s resignation is not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

Appointment of Director

On Febraury 13, 2021, the Board, upon recommendation of the Nominating and Governance Committee, appointed Kristen Miranda to the Board of Directors, effective March 1, 2021. Ms. Miranda will serve as a Class I director, with a term expiring at the annual meeting of stockholders to be held in 2021. In addition, the Board appointed Ms. Miranda as a member of the Compensation Committee, to fill the vacancy resulting from Mr. Beardsley’s resignation.

Ms. Miranda, 58, has served as Aetna’s West Region President since 2017. Prior to joining Aetna, she served as the Chief Integration Officer for Agilon Health from 2016 to 2017, and in various senior leadership roles for Blue Shield of California from 2006 to 2016 including Senior Vice President, Strategic Partnerships and Innovation as well as Vice President, Provider Network Management. Prior to that, Ms. Miranda held leadership roles at various healthcare firms including Wellpoint from 2003 to 2006, CIGNA from 1998 to 2003, Health Net from 1995 to 1998, Dignity Health from 1993 to 1995, and First Health from 1989 to 1993. Ms. Miranda has a Bachelor of Arts degree in Anthropology from the University of California, Davis. The Board believes that she is qualified to serve as a director of Inogen because of her leadership experience and her extensive healthcare experience.

Ms. Miranda will be compensated in accordance with the Company’s outside director compensation policy (the “Policy”). Pursuant to the Policy, Ms. Miranda will be entitled to receive the following cash fees: $45,000 per year for service as a member of the Board and $7,500 per year for service as a member of the Compensation Committee, each paid quarterly in arrears on a pro-rata basis.

In connection with her appointment to the Board as a non-employee director and pursuant to the Company’s 2014 Equity Incentive Plan and the Policy, Ms. Miranda will also automatically receive an initial award of restricted stock units (“RSUs”) covering 1,135 shares of Common Stock of the Company, which award will vest on the earlier of (i) May 11, 2021 or (ii) the day prior to the date of the next annual meeting of the Company’s stockholders, subject to Ms. Miranda continuing to be a service provider of the Company.

Ms. Miranda has been provided the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-192605) filed with the Securities and Exchange Commission on November 7, 2013.

There is no arrangement or understanding between Ms. Miranda and any other persons pursuant to which Ms. Miranda was elected as a director. In addition, Ms. Miranda is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.  There are no family relationships between Ms. Miranda and any of the Company’s directors or executive officers.

Item 7.01.  Regulation FD Disclosure.

On February 16, 2021, the Company issued a press release announcing Ms. Miranda’s appointment as a director. A copy of the press release is furnished herewith as Exhibit 99.1.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit	Description
99.1	Press Release, dated February 16, 2021.
104	The cover page of this Current Report on Form 8-K, formatted in inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOGEN, INC.

Date: February 16, 2021	By:	/s/ Alison Bauerlein
Alison Bauerlein Executive Vice President, Finance, Chief Financial Officer, Secretary and Treasurer